EXHIBIT 12

                      EMERSON RADIO CORP. AND SUBSIDIARIES
                              EXHIBIT TO FORM 10-K
            COMPUTATION OF RATIO OF EARNINGS (LOSS) TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS
                        (In thousands, except ratio data)

                                                                      Historical
                                          -------------- --- -------------- --- ------------ --- ------------ --- -----------------

                                              Year               Year               Year              Year               Year
                                              Ended              Ended              Ended            Ended              Ended
                                            Mar. 31,           Mar. 31,            Apr. 2,          Apr. 3,            Mar. 31,
                                              2001               2000               1999              1998               1997
                                          --------------     --------------     --------------    -------------     ---------------

Pretax earnings (loss)                     $ 11,709            $ 3,043            $   496          $ (1,176)         $ (23,738)

Fixed charges:
   Interest                                   3,745              1,932              1,925             1,833              2,789
   Amortization of debt expenses                533                352                347               677                640
  Lease expense                               3,064              1,316              1,305             1,570              1,790
                                          --------------     --------------     --------------    -------------     ---------------
                                              7,342              3,600              3,577             4,080              5,219
                                          --------------     --------------     --------------    -------------     ---------------
Pretax earnings (loss) before
   fixed charges                           $ 19,051            $ 6,643           $  4,073          $  2,904          $ (18,519)
                                          ==============     ==============     ==============    =============     ===============

Fixed charges:
   Interest                                $  3,745            $ 1,932            $ 1,925          $  1,833          $   2,789
   Amortization of debt expenses                533                352                347               677                640
  Lease expense                               3,064              1,316              1,305             1,570              1,790
   Preferred stock dividend
         requirements                            51                103                171               400                700
                                          --------------     --------------     --------------    -------------     ---------------
                                           $  7,393            $ 3,703            $ 3,748          $  4,480          $   5,919
                                          ==============     ==============     ==============    =============     ===============

Ratio of earnings (loss) to
   combined fixed charges and
   preferred stock dividends                   2.58               1.79               1.09               .65              (3.13)
                                          ==============     ==============     ==============    =============     ===============

Coverage deficiency                            --                 --                 --            $  1,576          $   4,129
                                          ==============     ==============     ==============    =============     ===============




(a)  The preferred stock dividend requirements have been adjusted to reflect the
     pretax   earnings   which  would  be   required  to  cover  such   dividend
     requirements.